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                    BlackRock Taxable Municipal Bond Trust

                              File No. 811-22426

  Sub-Item No. 77Q2: Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Fund's Board Members, executive officers, persons who own more than ten percent of a registered class of the Fund's common units, the Advisor and certain officers of the Advisor (the "Section 16 insiders"), including in some cases former Section 16 insiders for a period of up to 6 months, to file reports on holdings of, and transactions in, Fund common units with the Securities and Exchange Commission ("SEC") and to furnish the Funds with copies of all such reports.

   Based solely on a review of copies of such reports furnished to the Fund during the Fund's most recent fiscal year and representations from these
Section 16 insiders with respect to the Fund's most recent fiscal year, the Fund believes that its Section 16 insiders met all such applicable SEC filing requirements for the Fund's most recently concluded fiscal year, except that one Form 4 filed on behalf of Mr. Peter Hayes on February 2, 2017 incorrectly reflected the number of securities beneficially owned by Mr. Keenan following his acquisition of securities on January 31, 2017. The Form 4 was amended on February 16, 2017 to reflect the correct number of securities beneficially owned by Mr. Keenan following the reported acquisition of securities on January 31, 2017.